Exhibit (h)(4)

Fee Waiver Agreement

EULAV Securities LLC (the “Distributor”) agrees to the following fee waivers:

Value Line Tax Exempt Fund, Inc.: The Distributor waives 0.25% of the Rule 12b-1 fee for the period July 1, 2016 – June 30, 2018;

Value Line Larger Companies Fund, Inc.: The Distributor waives 0.10% of the Rule 12b-1 fee for the period May 1, 2016-June 30, 2018.

Value Line Strategic Asset Management Trust: The Distributor waives 0.13% of the Rule 12b-1 fee for the period May 1, 2016-June 30, 2018.

Value Line Centurion Fund, Inc.: The Distributor waives 0.13% of the Rule 12-1 fee for the period May 1, 2016-June 30, 2018.

Dated this 13th day of February, 2017

On behalf of the Distributor and the Adviser,

/s/ Mitchell Appel

_____________________________

Mitchell Appel, President

EULAV Asset Management

EULAV Securities LLC.

Received:

/s/ Emily Washington

_____________________________

Emily Washington, Treasurer

Value Line Mutual Funds